Exhibit 10.54

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and Paul E. Mullings (“Employee”), effective as of this 11th day of July, 2005.

I.             Definitions

The following terms shall have the meanings indicated when used in this Agreement.

A.             Competitor: The following entities, and their respective parents, successors, subsidiaries, and affiliates are competitors: (i) Fannie Mae (ii) all Federal Home Loan Banks (including the Office of Finance); and (iii) such other entities to which Employee and the Company may agree in writing from time-to-time.

B.             Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of Employee’s employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which Employee received access in connection with Employee’s employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with Employee’s employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.

II.             Non-Competition

Employee recognizes that as a result of Employee’s employment with Freddie Mac, Employee has access to and knowledge of critically sensitive Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, Employee agrees that during Employee’s employment with Freddie Mac, and for the twelve (12) months immediately following termination of Employee’s employment for any reason, Employee will not consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services to any Competitor if the Employee will be expected to render duties, responsibilities or professional services for the Competitor that are of the type and nature rendered or performed by the individual during the past two years of his or her employment with Freddie Mac. Employee acknowledges and agrees that this covenant has unique, substantial and immeasurable value to Freddie Mac, that Employee has sufficient skills to provide a livelihood for Employee while this covenant remains in force, and that this covenant will not interfere with Employee’s ability to work consistent with Employee’s experience, training and education. This non-competition covenant applies regardless of whether Employee’s employment is terminated by Employee, by Freddie Mac, or by a joint decision.

If Employee is a licensed lawyer, this non-competition covenant shall be interpreted in a manner consistent with any rule applicable to a legal licensed professional in the jurisdiction(s) of Employee’s licensure or registration that concerns the Employee’s employment as counsel with, or provisions of legal services to, a Competitor.

III.             Non-Solicitation and Non-Recruitment

During Employee’s employment with Freddie Mac and for a period of twelve (12) months after Employee’s termination date, Employee will not solicit or recruit, attempt to solicit or recruit or assist another in soliciting or recruiting any Freddie Mac managerial employee (including manager-level, Director-level, or officer-level employee) with whom Employee worked, or any employee whom Employee directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment or for the rendering of professional services. This prohibition against solicitation does not apply if Freddie Mac has notified the employee being solicited that his/her employment with the Company will be terminated pursuant to a corporate reorganization or reduction-in-force.

If Employee is a licensed lawyer, this non-solicitation covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of Employee’s licensure or registration.

IV.             Treatment of Confidential Information

A.              Non-Disclosure. Employee recognizes that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing Employee’s job duties, Employee will have access to and gain knowledge about Confidential Information. Employee further recognizes the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, Employee agrees that Employee will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the Confidential Information for the Employee’s own benefit or for the benefit of anyone else other than Freddie Mac. Employee further agrees to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.

B.             Return of Materials. Employee agrees that upon termination of Employee’s employment with Freddie Mac for any reason whatsoever, Employee will deliver to Employee’s immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by Employee or not. Employee further agrees not to retain any copies of any materials embodying Confidential Information.

C.             Post-Termination Obligations. Employee agrees that after the termination of Employee’s employment for any reason, Employee will not use in any way whatsoever, nor disclose any Confidential Information learned or obtained in connection with Employee’s employment with Freddie Mac without first obtaining the written permission of the Vice President of Human Capital Management of Freddie Mac. Employee further agrees that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with Employee’s future employers to advise them generally of Employee’s exposure to and knowledge of Confidential Information, and Employee’s obligations and responsibilities regarding the Confidential Information. Employee understands and agrees that any such contact may include a request for assurance and confirmation from such employer(s) that Employee will not disclose Confidential Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, Employee further agrees to inform in writing Freddie Mac’s Senior Vice President of Human Capital Management of the identity of Employee’s subsequent employer(s) and Employee’s prospective job title and responsibilities prior to beginning employment. Employee agrees that this notice requirement shall remain in effect for twelve (12) months following the termination of Employee’s Freddie Mac employment.

D.             Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

V.             Consideration Given to Employee

A.             Employment. As consideration for agreeing to be bound by the terms, conditions, and restrictions stated in this Agreement, Freddie Mac will employ the Employee in the position of Senior Vice President – Single Family Sourcing. Employee acknowledges that this is adequate consideration for Employee’s agreement to be bound by the provisions of this Agreement.

B.             Twelve-Months Severance. Employee acknowledges that under Freddie Mac’s applicable Severance Policy, Employee may be eligible to receive Severance upon termination of employment. In the event Employee’s employment is terminated and the facts and circumstances of the termination qualify Employee for Severance under the Severance Policy, then Employee shall receive Severance following termination for a total of twelve (12) months.

VI.             Reservation of Rights

Employee agrees that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue Employee’s employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate Employee’s employment at any time for any reason.

VII.            Compliance with the Code of Conduct and Corporate Policies & Procedures

Employee understands that he/she will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 3-206, Investment Limitations Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. Employee agrees to fully comply with the Code and the Policy, copies of which are enclosed for Employee’s review.

Employee further agrees to be bound by, and comply fully with, his/her obligations under the Investments Limitations Policy. Employee agrees to consult with Freddie Mac’s Chief Compliance Officer as soon as practical prior to beginning employment about any investments that Employee or a “covered household member,” as that term is defined in the Policy, may have that may be prohibited by the Policy. Employee also agrees to disclose prior to beginning employment any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, prior to beginning employment Employee agrees to disclose to Freddie Mac’s Human Resources Division the terms of any employment, confidentiality or stock grant agreements to which Employee may currently be subject that may affect Employee’s future employment or recruiting activities. Employee understands that such disclosure is necessary to enable Freddie Mac to ensure that Employee’s employment by Freddie Mac and conduct as a Freddie Mac employee are not inconsistent with any of the terms of such agreements.

VIII.         Absence of Any Conflict of Interest

Employee represents that Employee does not have any confidential information, trade secrets or other proprietary information that Employee obtained as the result of Employee’s employment with another employer that Employee will be using in Employee’s position at Freddie Mac. Employee also represents that Employee is not subject to any employment, confidentiality or stock grant agreements, or any other restrictions or limitations imposed by a prior employer, which would affect Employee’s ability to perform the duties and responsibilities for Freddie Mac in the job position offered, and further represents that Employee has provided Freddie Mac with copies of any such agreements or limitations so that Freddie Mac can make an independent judgment that Employee’s employment with Freddie Mac is not inconsistent with any of its terms.

IX.            Enforcement

A.             Employee acknowledges that Employee may be subject to discipline, up to and including termination of employment, for Employee’s breach or threat of breach of any provision of this Agreement.

B.             Employee agrees that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, Employee agrees that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by Employee and all persons acting for and/or in concert with Employee, without the necessity of posting bond or security, which Employee expressly waives.

C.             Employee agrees that each of Employee’s obligations specified in this Agreement is a separate and independent covenant, and that all of Employee’s obligations set forth herein shall survive any termination, for any reason, of Employee’s Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.

D.             This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. Employee agrees that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and Employee hereby irrevocably consents to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.

E.             If any dispute(s) arise(s) between Freddie Mac and Employee with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.

Employee has been advised to discuss all aspects of this Agreement with Employee’s private attorney. Employee acknowledges that Employee has carefully read and understands the terms and provisions of this Agreement and that they are reasonable. Employee signs this Agreement voluntarily and accepts all obligations contained in this Agreement in exchange for the consideration to be given to Employee as outlined above, which Employee acknowledges is adequate and satisfactory, and which Employee further acknowledges Freddie Mac is not otherwise obligated to provide to Employee. Neither Freddie Mac nor its agents, representatives, Employees, officers or employees have made any representations to Employee concerning the terms or effects of this Agreement, other than those contained in this Agreement.

By:	/s/ Paul E. Mullings	Date:	June 14, 2005
Paul E. Mullings

By:	/s/ Scott Coolidge	Date:	June 16, 2005
Freddie Mac